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                                                                    EXHIBIT 99.1

For Immediate Release
                                                           Contact: Betty Feezor
                                                              404-728-3204 Voice
                                                                404-728-3417 Fax
                                                investor.relations@globalpay.com
                                                --------------------------------


 Global Payments Completes Acquisition of Canadian Imperial Bank of Commerce's
                        Merchant Card Services Business

ATLANTA, March 20, 2001 - Global Payments Inc. (NYSE: GPN) announced today that it has closed a transaction with Canadian Imperial Bank of Commerce (CIBC), originally announced on November 9, 2000. Global has acquired certain net assets of the merchant acquiring business of CIBC and has formed a ten-year marketing alliance with CIBC to offer VISA credit and debit card payment products and services to merchants in Canada. The acquisition and the related marketing alliance significantly broaden Global's scope and presence in North America and provide customers served by CIBC's merchant acquiring business with an array of additional payment solutions. The combined operations of Global and CIBC's Canadian business include processing 2.4 billion transactions annually from approximately 915,000 merchant locations in North America. Annual revenue from CIBC's Canadian business was $92.0 million for the year ended October 31, 2000.

     Under the terms of the purchase agreement, Global has issued 9,764,623 shares of common stock to CIBC, providing CIBC with a 26.25% ownership position in Global Payments.

     "The commencement of this partnership is an exciting milestone for Global Payments," said President and CEO Paul R. Garcia. "We enthusiastically anticipate the opportunities this relationship affords all of our constituencies," he said.

     David Marshall, Vice Chairman of CIBC, said, "We are very pleased to be working with Global Payments, and we are convinced that our alliance will yield numerous benefits for our North American customer base."

     Global Payments Inc. (NYSE: GPN) is a leading provider of electronic transaction processing services to merchants, Independent Sales Organizations
(ISOs), financial institutions, government agencies and multi-national corporations. Global Payments offers a comprehensive line of payment solutions, including credit and debit cards, business-to-business purchasing cards, gift cards, check guarantee, check verification and recovery, terminal management and funds transfer services.
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This document may contain forward-looking statements concerning the Company's operations, current and future performance and financial condition. These items involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, the ability to consummate and integrate acquisitions, and other risks detailed in the Company's SEC filings, including the most recent Form 10. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.